Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Russell J. Grimes

President and Chief Executive Officer

(410) 795-1900

Carroll Bancorp, Inc. Announces First Quarter Results

SYKESVILLE, MD – April 15, 2013 – Carroll Bancorp, Inc. (OTCBB: CROL), the parent company of Carroll Community Bank (the “Bank”), today announced quarterly net income of $51,000, or $0.15 per common share, for the quarter ended March 31, 2013 compared to $27,000, or $0.08 per common share, for the quarter ended March 31, 2012, an increase of 88.0%.

The increase in net income was the result of the growth in net interest income of $130,000, or 18.3%, as the Bank’s average earning assets increased by $9.6 million in conjunction with the change in the earning asset mix. These two items improved our net interest margin to 3.49% for the three months ended March 31, 2013 compared to 3.25% for the three months ended March 31, 2012. This was partially offset by an increase in non-interest expenses of $69,000, or 9.3%, and an increase in the provision for loan losses of $23,000 during the quarter ended March 31, 2013 compared to the comparable period for 2012.

Total assets increased by $9.3 million, or 9.6%, to $106.2 million at March 31, 2013 compared to $96.9 million at March 31, 2012 as deposits grew by $7.9 million, or 9.5%, with growth of $2.6 million in our checking account balances. Loans increased by $18.3 million, or 28.5%, to $82.5 million at March 31, 2013 compared to $64.2 million at March 31, 2012. During the last 12 months, the Bank has been able to effectively leverage the balance sheet as the loan to deposit ratio exceeded 90% at March 31, 2013.

“We have continued to make improvements in our core earnings, net interest margin and level of nonperforming assets. During the quarter, the Bank demonstrated strong asset growth and loan demand, coupled with solid growth in our core deposit base, achieving goals consistent with our strategic plan for 2013” stated Russell J. Grimes, President and CEO of Carroll Bancorp, Inc.

Nonperforming loans increased by $570,000 to $1.1 million at March 31, 2013 from $517,000 at March 31, 2012 while total nonperforming assets decreased by $234,000, or 12.4%, to $1.7 million from $1.9 million over the same period. In addition, our loans past due 30-89 days decreased by $127,000, or 28.3%, to $323,000 at March 31, 2013 compared to $450,000 at March 31, 2012. Loans 90 days or more past due are considered nonperforming loans.

Carroll Bancorp, Inc.’s common stock trades on the OTC Bulletin Board (www.otcbb.com) under the symbol “CROL.” For more information, visit our website at www.carrollcobank.com or contact Russell Grimes, President & CEO at 410-795-1900.

About Carroll Bancorp, Inc. and Carroll Community Bank

Carroll Bancorp, Inc. is the holding company of Carroll Community Bank. Carroll Community Bank, originally founded in 1870, is a state-chartered commercial bank with branch offices in the Eldersburg and Westminster of Carroll County, Maryland. Carroll Community Bank operates as a community-oriented institution, offering a variety of loan and deposit products and serving the financial needs of its local community.

Financial Highlights

	At March 31,	At March 31,	At December 31,
(Dollars in thousands)	2013	2012	2012
	(unaudited)	(unaudited)	(audited)
Selected Financial Condition Data:
Total assets	$106,207	$96,860	$102,532
Total loans	82,510	64,207	78,742
Allowance for loan losses	813	525	859
Deposits	91,126	83,197	87,453
Federal Home Loan Bank advances	6,500	5,000	6,500
Total equity	8,473	8,550	8,468

Asset Quality Ratios:
Allowance for loan losses to total loans	0.99%	0.82%	1.09%
Nonperforming loans to total loans	1.32%	0.81%	0.86%
Nonperforming assets to total assets	1.56%	1.95%	1.43%

Capital Ratios (bank level):
Total capital to risk-weighted assets	13.02%	15.91%	13.42%
Tier 1 capital to risk weighted assets	11.79%	14.92%	12.17%
Tier 1 capital to average assets	7.49%	8.24%	7.55%
Tangible equity to tangible assets	7.60%	8.38%	7.83%

(unaudited)	For the Three Months Ended March 31,
( Dollars in thousands, except per share data)	2013	2012	Variance

Selected Operating Data:
Interest and dividend income	$1,076	$970	$106
Interest expense	235	259	(24)

Net interest income	841	711	130
Provision for loan losses	28	5	23

Net interest income after provision for loan losses	813	706	107
Noninterest income	64	77	(13)
Noninterest expense	816	747	69

Income before income tax expense	61	36	25
Income tax expense	10	9	1

Net income	$51	$27	$24

Earnings per share (basic and diluted)	$0.15	$0.08	$0.07

Select Financial Ratios (unaudited):
Return on average assets	0.20%	0.11%
Return on average equity	2.40%	1.26%
Interest rate spread	3.43%	3.20%
Net interest margin	3.49%	3.25%
Efficiency ratio	90.16%	94.74%
Noninterest expense to average assets	3.18%	3.12%
Average interest-earning assets to average interest-bearing liabilities	106.65%	103.67%